Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Financial Dynamics Julie Huang/Theresa Kelleher (212) 850-5600 wst@fd-us.com

WEST PHARMACEUTICAL SERVICES, INC. THIRD QUARTER 2005 RESULTS

- Comparable Sales up 5.2% –

-- Expects To Earn $0.30 to $0.35 Per Diluted Share In The Fourth Quarter –

- Expects 2006 Sales to Grow 10% to 12% -

- Company to Host Conference Call at 9:00 a.m. EDT -

Exhibit 99.1

Lionville, PA, October 20, 2005 – West Pharmaceutical Services, Inc. (NYSE: WST), the world’s premier manufacturer of components and systems for injectable drug delivery, today announced the results of operations for its third quarter and nine-month periods ended September 30, 2005, reporting quarterly net income from continuing operations of $7.1 million, or $0.22 per diluted share, compared to $6.8 million, or $0.22 per diluted share in the third quarter of 2004. Sales from continuing operations were $181.6 million in the quarter, compared to $133.1 million in the 2004 quarter, an increase of 36.4%. Acquired businesses accounted for $41.6 million of the $48.5 million increase in third quarter sales. Sales in the Company’s comparable businesses grew 5.2% (0.4% due to currency) to $140.0 million.

“Third quarter sales and results are always difficult to predict because of summer production shutdowns in the industry and some of our customers’ fiscal year-end inventory management practices,” said Donald E. Morel, Jr., Ph.D., West’s Chairman and Chief Executive Officer. “While our top line grew in line with expectations, slower sales of our Teflon® and B-2® coated closures, and increased costs of petroleum-based raw materials and energy depressed our results. We believe that sales of coated products will recover in 2006, because there is no indication of any change in the expected downstream demand for our customers’ products and because we have been experiencing an increase in orders for some of those products as we enter the fourth quarter. So long as we don’t experience another round of significant raw material and energy cost increases, we expect that we will be able to compensate for higher raw material costs through price increases and cost savings programs in 2006.”

Gross profit increased 22%, to $43.8 million, from $35.9 million in the third quarter of 2004. Gross margin was 24.1%, compared to 27.0% in the prior year period, as a result of the disproportionate growth in lower margin business, primarily from acquisitions, but including the effects of slower sales of coated products and the increase in development service and tooling revenues. Selling, general and administrative costs grew more slowly than sales, partially offsetting the effects of lower gross margins. Consolidated operating profit was $13.2 million in the third quarter, compared to $10.0 million in the prior year quarter.

The Company’s net interest expense increased by a $1.8 million ($0.04 per diluted share, after tax) compared to the third quarter of 2004 due to acquisition-related borrowing and higher interest rates. Earnings of affiliates decreased by $0.6 million ($0.02 per diluted share, after tax) due to lower sales of coated products produced by the Company’s Japanese affiliate. Earnings per diluted share were affected by a 4.5% increase in the number of diluted shares outstanding during the third quarter when compared to the prior year period as a result of shares issued in connection with acquisitions and the Company’s stock-based compensation plans.

The Company’s guidance does not include the effects, if any, of: any substantial acceleration of customer orders into 2005 as a result of a planned January 2006 price increase; significant additional increases to raw material costs; the effects of subsequent currency valuation changes; or the additional tax cost associated with further repatriation of earnings from foreign subsidiaries, which the Company is actively considering.

Business Segments

West’s plastics molding and assembly business – formerly a part of the Pharmaceutical Systems Division – has been combined with the acquired Tech Group business. The results for those combined businesses are being reported as a single business segment under the Tech Group name. The businesses of Monarch Laboratories, acquired in February 2005, and Medimop Medical Projects, acquired in August 2005, are included in the Pharmaceutical Systems segment.

Pharmaceutical Systems

In the Pharmaceutical Systems segment, quarterly sales were $127.4 million, a 7.9% increase over the 2004 quarterly sales of $118.0 million (0.5% was due to currency and 2.3% was attributable to acquisitions). Very strong European sales, together with growth in all of West’s international markets, offset a 3.5% decline in North American revenue. The sales gains outside of the US were attributed to continued growth in demand for pre-filled syringe components. Sales of the Company’s traditional vial closures were higher across all markets and sales of products employing the Company’s Westar® processing also continued to grow. The North American decline was primarily in the Company’s coated pharmaceutical components. In earlier periods, particularly during 2004, customers increased their inventories of West’s coated products as part of their strategies for dealing with formulation changes. The consumption of those inventories has slowed sales of those products in 2005. A significant portion of B-2 coated product is produced by Daikyo Seiko, West’s 25% owned Japanese affiliate, whose results were also impacted by slower sales in the quarter.

Gross profit in the segment grew by $2.9 million, or 8.6%, when compared to the prior year quarter, to $36.9 million and gross margin was 29.0%, compared to 28.8% in the prior year. The third quarter gross margin was adversely affected: by approximately $2.5 million due to the less profitable product sales mix associated with the decline in sales of Teflon and B-2 products; by higher raw material and energy costs of approximately $1.5 million when compared to the same period last year; and, by the reclassification from SG&A of second quarter 2005 stock based compensation costs of $0.9 million. The prior year quarter margins included $3.1 million of additional production costs associated with the January 2003 fire and explosion at the Company’s Kinston, NC facility.

Operating profit in the Pharmaceutical Systems segment was $18.8 million and the operating profit margin was 14.8% in the quarter, despite the sales mix issue, compared to $17.1 million and 14.5%, respectively, in the comparable 2004 period. Increased SG&A spending of $0.9 million in the period was focused on sales support, quality and information technology functions.

The Tech Group

The third quarter of 2005 was the first full quarter of operations that included acquired Tech Group businesses, and reported US GAAP results of the comparable 2004 period exclude that acquired business.

Quarterly sales in the segment were $56.1 million, of which $38.9 million was attributable to the acquisition, compared to $16.8 million in the 2004 quarter. The growth in comparable sales is attributable primarily to increased sales of threaded, re-sealable dispensing fitments used on gable-topped juice and dairy product cartons. In the acquired business, sales of pharmaceutical and medical device components were approximately 66% of sales, the remainder being consumer and electronics products.

The Company is contracted to produce one half of the global requirements for Nektar’s Exubra® inhalation device in connection with that company’s inhaled insulin product, which will be marketed in the US by Pfizer and in Europe by Sanofi-Aventis. Although scientific review panels in both the US and Europe have recommended approval, the product is not yet approved for use, and the Company did not realize significant revenue associated with the product in the quarter.

The Tech Group’s gross profit was $6.9 million in the quarter, a 12.4% gross profit margin, compared to $1.9 million and 11.6%, respectively, in the 2004 quarter. Operating profit in the quarter was $2.1 million, or 3.6% of sales, compared to $0.4 million, or 2.3% of sales in the prior year period. Volume-related efficiencies at existing facilities, including cost savings associated with the closure of the Company’s UK facility, contributed to the improvement but were partially offset by higher raw material costs and the costs associated with unplanned delays and pre-production work on certain customer projects in the acquired business, including the Nektar project.

Corporate Costs, Interest, Taxes

Corporate costs were substantially unchanged at $7.7 million, compared to $7.5 in the 2004 quarter. Increased costs associated with stock-based compensation plans of $0.6 million included the effect of the expensing of stock-based compensation, which commenced in 2005, and was partially offset by decreased legal fees associated with the Kinston loss and a restructuring cost reduction.

Net interest expense of $3.7 million was significantly higher than the $1.9 million incurred in the prior year quarter, as a result of acquisition-related financing needs during the first nine months of the year, as well as rising interest rates on US debt. Included in the new debt are a combined $75 million of seven and ten-year floating rate notes, issued in August, and with respect to which the Company has entered into interest rate swap contracts fixing the interest rates just under 5.5% per annum. The Company has also repatriated $67 million of cash from foreign subsidiaries since the beginning of 2005, of which $52.5 million was received during the third quarter and to reduce outstanding debt under the Company’s revolving credit facility.

As a result of the changing geographic mix of earnings, the Company’s effective tax rate was slightly higher, or 31%, in the third quarter, compared to 30.8% in the prior year. The Company has recognized a cumulative tax charge of $1.2 million associated with the repatriation of cash from foreign subsidiaries, of which $1.1 million was recorded in the second quarter of 2005. The Company is evaluating further repatriations and associated tax charges for 2005.

2005 Earnings Guidance Update; Business Outlook for 2006

The Company updated its earnings guidance for 2005, indicating that it now expects that reported earnings per diluted share will be between $0.30 and $0.35 in the fourth quarter and between $1.30 and $1.35 for the full year. The updated guidance includes the $0.04 per share second-quarter tax charge associated with the repatriation of foreign earnings; the effects of currency, which lowered earnings per diluted share by $0.02 in the third quarter and is currently expected to have a $0.03 adverse impact in the fourth quarter; and, higher raw material costs, which had a $0.03 impact on the third quarter and is currently expected to have a $0.04 impact in the fourth quarter. The Company expects that sales of its coated closure products will be lower than the fourth quarter of 2004. It also expects that raw material costs will rise faster than West’s selling price increases, as a substantial portion of those increases are planned to take effect in 2006.

Dr. Morel commented, “We are updating our 2005 earnings guidance to reflect our current assessment of the effect on profitability of the sales mix and cost increases. Tempered by those concerns, we have a very positive outlook for 2006 and beyond. Demand in our historical businesses remains strong and our value-added products and services continue to be well received by our customers. Our 2005 acquisitions and plans for higher spending on product innovation create both opportunities and some short term challenges. We believe that the combined businesses will continue to generate strong earnings and cash flows, and the increase to our dividend announced in August is consistent with that view. More specifically, we expect to achieve comparable sales growing at six to eight percent in 2006 and, including recent acquisitions, overall sales growing by between ten and twelve percent.”

Conference Call

Management from West Pharmaceutical Services will host a conference call to discuss these results today at 9:00 am Eastern Time. The call will be broadcast live over the Internet and can be accessed at the Company’s website, www.westpharma.com.

About West Pharmaceutical Services

West Pharmaceutical Services, Inc. is the world’s premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West’s customers include the world’s leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com

Safe Harbor Statement

The information contained in this document and the attachment is as of October 20, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

Certain statements contained in this press release or in other Company documents and certain statements that may be made by management of the Company orally may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition. In particular, these include statements concerning future actions, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results.

Because actual results are affected by risks and uncertainties, the Company cautions investors that actual results may differ materially from those expressed or implied in any forward-looking statement.

It is not possible to predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include, but are not limited to: sales demand; the timing and commercial success of customers’ products incorporating the Company’s products and services, including specifically, the Nektar inhaled insulin product; changes in medical and pharmaceutical technologies that alter the demand for injectible drug products; the Company’s ability to pass recent raw material cost increases on to customers through price increases; regulatory changes affecting the marketing, use or competitiveness of Company and customer products, the use and availability of raw materials used in the Company’s products, or the operation of the Company’s facilities; maintaining or improving production efficiencies and overhead absorption; competition from other providers; the Company’s ability to develop and market value-added products; the successful integration of acquired businesses; the average profitability, or mix, of products sold in a reporting period; financial performance of unconsolidated affiliates; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; strength of the US dollar in relation to other currencies, particularly the Euro, UK pound, Danish Krone, Japanese Yen and Singapore Dollar; inflation; US and international interest rates and the availability of debt financing; returns on pension assets in relation to the expected returns employed in preparing the Company’s financial statements; raw material price escalation, particularly petroleum-based raw materials and energy costs; disruption in the supply of raw materials, particularly petroleum based raw materials, the production of which has been affected by recent hurricane damage in the US Gulf Coast region; exposure to product quality and safety claims; availability and pricing of materials that may be affected by vendor concerns with exposure to product-related liability.

The Company assumes no obligation to update forward-looking statements as circumstances change. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in the Company’s 10-K, 10-Q and 8-K reports.

•	TABLES TO FOLLOW –

WEST PHARMACEUTICAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

			Three Months Ended				Nine Months Ended
		Sept 30, 2005		Sept. 30, 2004		Sept. 30, 2005		Sept. 30, 2004
Net sales	$181,600	100%	$133,100	100%	$504,000	100%	$399,700	100%
Cost of goods sold	137,800	76	97,200	73	363,200	72	281,900	71
Gross profit	43,800	24	35,900	27	140,800	28	117,800	29
Selling, general and administrative expenses	30,700	17	25,800	19	87,900	17	77,200	19
Restructuring credit	(100)	—	—	—	(1,500)	—	—	—
Other expense, net	—	—	100	—	1,200	—	1,200	—
Operating profit	13,200	7	10,000	8	53,200	11	39,400	10
Interest expense, net	3,700	2	1,900	2	8,500	2	5,400	1
Income before income taxes	9,500	5	8,100	6	44,700	9	34,000	9
Provision for income taxes	3,000	2	2,500	2	14,200	3	10,900	3
Income from consolidated operations	6,500	3%	5,600	4%	30,500	6%	23,100	6%
Equity in net income of affiliated companies	600		1,200		1,900		3,100
Income from continuing operations	7,100		6,800		32,400		26,200
Discontinued operations, net of tax	700		(2,500)		1,500		(7,200)
Net income	$7,800		$4,300		$33,900		$19,000
Net income per share:
Basic:
Continuing operations	$0.23		$0.23		$1.05		$0.88
Discontinued operations	0.02		(0.09)		0.05		(0.24)
	$0.25		$0.14		$1.10		$0.64
Assuming dilution:
Continuing operations	$0.22		$0.22		$1.00		$0.86
Discontinued operations	0.02		(0.08)		0.05		(0.24)
	$0.24		$0.14		$1.05		$0.62
Average common shares outstanding	31,252		30,172		30,960		29,847
Average shares assuming dilution	32,694		31,271		32,373		30,725

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT INFORMATION

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Net Sales:	2005	2004	2005	2004
Pharmaceutical Systems	$127,400	$118,000	$401,800	$356,400
Tech Group	56,100	16,800	108,600	48,600
Eliminations	(1,900)	(1,700)	(6,400)	(5,300)
Consolidated Total	$181,600	$133,100	$504,000	$399,700

Operating Profit (Loss):
Pharmaceutical Systems	$18,800	$17,100	$71,800	$59,900
Tech Group	2,100	400	5,900	2,600
Corporate costs	(6,500)	(6,200)	(22,200)	(19,400)
Restructuring credit	100	—	1,500	—
Domestic pension expense	(1,300)	(1,300)	(3,800)	(3,700)
Consolidated Total	$13,200	$10,000	$53,200	$39,400

On May 20, 2005, the Company completed the acquisition of The Tech Group, Inc. (“TGI”). TGI net sales and operating profit for the period from May 20, 2005 to September 30, 2005 are included in the results under the Tech Group segment for both the three- and nine-month period ended September 30, 2005. During the three- and nine-month periods, TGI contributed $38,900 and $56,400 to net sales and $700 and $1,800 to operating profit, respectively.

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT COMPARISION

(in millions)

					(Including Acquisitions)		(Excluding Acquisitions)
	Pharmaceutical Systems		Tech Group Segment		Consolidated		Consolidated
	Q3	Q3	Q3	Q3	Q3	Q3	Q3	Q3
	2005	2004	2005	2004	2005	2004	2005	2004
Net Sales	$127.4	$118.0	$56.1	$16.8	$181.6	$133.1	$140.0	$133.1
Growth %	7.9%		234.1%		36.4%		5.2%

Gross Profit	$36.9	$34.0	$6.9	$1.9	$43.8	$35.9	$38.5	$35.9
Gross Margin %	29.0%	28.8%	12.4%	11.6%	24.1%	27.0%	27.5%	27.0%

Operating Profit	$18.8	$17.1	$2.1	$0.4	$13.2	$10.0	$12.0	$10.0
Operating Margin %	14.8%	14.5%	3.7%	2.3%	7.2%	7.5%	8.5%	7.5%